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                                                                    Exhibit 2.2


                      NUMBER 899 OF THE DEED ROLE FOR 2000


                                     D O N E


at       Frankfurt am Main


on       September 29, 2000



                    Before me, the undersigned notary public


                               Dr. Stefan Schminck

                                 Schaumainkai 7
                             60594 Frankfurt am Main

appeared,

         1.       Klaus Steinweg, BonhoefferstraBe 40, 58 511 Ludenscheid
                  - personally known to the notarizing notary

acting not in his own name but as the managing director with single power of representation and exempted from the limitations under Section 181 Civil Code in the name of and for Lydall Gerhardi Verwaltungs GmbH, Ludenscheid , registered in commercial register of the local court in Ludenscheid under HR B 1569 (hereinafter "GENERAL PARTNER"), the GENERAL PARTNER acting in the name and on behalf of

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Lydall Gerhardi GmbH & Co KG, Ludenscheid, registered in the commercial register of the local court Ludenscheid under HR A 797 (hereinafter "SELLER") ,

         and

2.1      Mr. Christoph Huberty, An der Egge 16, 58093 Hagen
         -personally known to the notarizing notary acting

         a) in his own name, and

         b) as the appointed but not yet registered managing director with single power of representation and exempted from the limitations under
         Section 181 Civil Code of CM 00 Vermogensverwaltung 307 GmbH, Munchen, registered in the commercial register of the local court Munich under HR B 132294, the firm name to Gerhardi Kunststofftechnik GmbH, the seat moved to Ludenscheid and the change of the purpose of the company resolved but not yet registered (hereinafter "COMPANY")

2.2      Mr. Peter Hulle, Stettiner Str. 20, 58515 Ludenscheid,

2.3      Mr. Torsten Tomaszewski, Weidengrund 1 a, 58515 Ludenscheid,

2.4      Mr. Reinhard Hoffmann, Zum Tilo 20, 57413 Finnentrop-Ronkhausen,
         - personally known to the notarizing notary acting

         a) in his own name, and

         b) as the appointed but not yet registered managing director with single power of representation and exempted from the limitations under
         Section 181 Civil Code of the COMPANY

2.5      Mr. Thomas Dinter, Am Heideberg 10, 58791 Werdohl,

                                - hereinafter jointly referred to as ,,BUYERS "

The appeared ad 2.2, 2.3, 2.5 identified themselves by their respective passports and/or personal identification cards.

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Asked by the acting notary public about any prior involvement in the meaning of
Section 3 para 1 no 7 Notarization Act - BeurkG - the appeared declared that not to have been the case.

The appeared requested the notarization of the following

                         PURCHASE AND TRANSFER AGREEMENT

                                    PREAMBLE

Lydall (Deutschland) Holding GmbH, Ludenscheid, registered in the commercial register of the local court in Ludenscheid under HR B 2915 (hereinafter "LYDALL HOLDING") had purchased the former Gerhardi business in Germany from the previous owners effective January 1, 1999 by way of acquiring all quotas in the GENERAL PARTNER and all limited partnership interests in Gerhardi & Cie GmbH & Co. KG, name changed into Lydall Gerhardi GmbH & Co. KG, the "SELLER". BUYERS have been and still are managers at the Gerhardi business, in particular the Ludenscheid and the Ibbenburen business units, and as such have extensive inside knowledge of the Gerhardi business, in particular the business being acquired by way of a management buy-out ("MBO") as laid out in the following.

The Gerhardi business acquired by LYDALL HOLDING has been and still is being operated out of three operational units located in Meinerzhagen - heat and acoustic shields (hereinafter the "MEINERZHAGEN BUSINESS") - Ludenscheid - galvanization (hereinafter the "LUDENSCHEID BUSINESS") - and Ibbenburen - injection molding (hereinafter the "IBBENBUREN BUSINESS"), the LUDENSCHEID BUSINESS and IBBENBUREN BUSINESS jointly referred to as the "BUSINESS".

SELLER is the sole owner of the only quota with a nominal value of EURO 25.000 of the COMPANY. The stated capital is paid. Immediately prior to the

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transaction under this Deed, SELLER transferred the BUSINESS out of the existing Lydall Gerhardi GmbH & Co. KG into Gerhardi Kunststofftechnik GmbH by way of a spin-off into a receiving corporate entity in accordance with
Section 123 para. 3 no.1 Transfer Act - UmwG with effect as per September 30, 2000, 11.58 p.m. - the "SPIN-OFF DATE" -under notarial deeds no. 895, no. 896 and no. 897, of the deed file 2000 of the notarizing notary dated September 29, 2000 (hereinafter the "DEED"). Prior to the above-mentioned transaction Gerhardi Kunststofftechnik GmbH has had no active business. As part of the spin-off transaction the quota of the COMPANY held by the SELLER was increased by a nominal value of EURO 2.475.000. This capital increase has not yet been registered.

Exhibits the appeared refer to are included in deed no.891of the deed file 2000 of the notarizing notary as of September 29, 2000, that has been available in its original during the notarization. The contents of aforementioned deed are known to the parties and they waive reading and attachment of the deed in question.

BUYERS have directly and/or through their advisors actively participated in all of the transactions described above and now together with SELLER enter into the following
                         PURCHASE AND TRANSFER AGREEMENT

                                 A R T I C L E I

1.       Purchase, Sale and Transfer

1.1 SELLER is the sole owner of the sole quota in CM 00 Vermogensverwaltung 307 GmbH, registered in the commercial register of the local court Munich under HR B 132294 - the ,,COMPANY" - with a total nominal value of EURO 25.000,00 (EURO twenty-five thousand) prior to the already resolved but not yet registered capital increase - hereinafter the ,,QUOTA".

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1.2      For purposes of selling the QUOTA in the COMPANY to BUYERS, each singly, SELLER herewith divides the QUOTA into the following quotas including the respective inherent capital increase amount of nominal EURO 2.475.000 with permission of the COMPANY:

         a) quota ad 1.2.a with a nominal value of EURO 10.000 including the inherent amount of capital increase with a nominal value of EURO 990.000;

         b) quota ad 1.2.b with a nominal value of EURO 3.750 including the inherent amount of capital increase with a nominal value of EURO 371.250;

         c) quota ad 1.2.c with a nominal value of EURO 3.750 including the inherent amount of capital increase with a nominal value of EURO 371.250;

         d) quota ad 1.2.d with a nominal value of EURO 3.750 including the inherent amount of capital increase with a nominal value of EURO 371.250;

         e) quota ad 1.2.e with a nominal value of EURO 3.750 including the inherent amount of capital increase with a nominal value of EURO 371.250;
                                             jointly referred to as the "QUOTAS"

1.3 SELLER herewith sells, assigns and transfers the respective QUOTAS with effect as of September 30, 2000, 11.59 p.m. ("TRANSFER DATE") to the respective BUYERS, each individually, who accept the sale and transfer on the terms of this AGREEMENT, i.e. the appeared ad 2.1 accepts the sale and transfer of the quota under 1.2.a) with a nominal value of EURO 10.000 including the increase amount of nominal EURO 990.000 belonging thereto, the appeared ad 2.2. accepts the sale and transfer of the quota

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         under 1.2.b) with a nominal value of EURO 3.750 including the increase amount of nominal EURO 371.250 belonging thereto; the appeared ad 2.3 accepts the sale and transfer of the quota under 1.2.c) with a nominal value of EURO 3.750 including the increase amount of nominal EURO 371.250 belonging thereto; the appeared ad
         2.4 accepts the sale and transfer of the quota under 1.2.d) with a nominal value of EURO 3.750 including the increase amount of nominal EURO 371.250 belonging thereto, and the appeared ad 2.5 accepts the sale and transfer of the quota under 1.2.e) with a nominal value of EURO 3.750 including the increase amount of nominal EURO 371.250 belonging thereto.

1.4 As consideration for the sale and transfer of the QUOTAS, the total purchase price per each of the QUOTAS shall amount to EURO 1,00 (in words Euro one) - hereinafter the ,,PURCHASE PRICE".

1.5      The PURCHASE PRICE shall be due and payable immediately in cash.

1.6 In case BUYERS, each individually or jointly, and/or the COMPANY shall divest of the BUSINESS or major parts (business units) thereof, in particular any of the real property listed under 3.3. below, or liquidate the COMPANY or the BUSINESS, the proceeds thereof shall belong to SELLER and be paid to SELLER immediately upon receipt. BUYERS and COMPANY herewith assign any claim in consideration for such a divestiture to SELLER. SELLER's claim under this clause shall decrease by 20% at the end of each year following the date of this Deed and shall cease to exist after September 30, 2005, provided, however, that any divestiture or liquidation agreed upon prior to that date shall provide SELLER with a claim under this clause, irrespective of the date of consumption thereof. The same shall apply mutatis mutandis to any disposition directed towards a shift of the assets away from the COMPANY and/or away from the quotaholders of the COMPANY, provided however that dispositions in the normal line of business of the

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         COMPANY including normal collateral in favor of financing third parties shall remain possible.

1.7 The result of the current fiscal year shall belong to the BUYERS; the same shall apply to the profits of previous fiscal years which have not been distributed to the quotaholders.

                                   ARTICLE II

2.       Compensatory Payments

2.1 SELLER shall reimburse the COMPANY the cost for vacation already earned but not yet taken (vacation pay and ficticious payment in lieu of vacation) as well as Christmas bonuses/13th month salaries/wages including the respective employer's contributions pro rata temporis until September 30, 2000, payable within 30 days upon receipt of the respective invoice agreed upon between the parties prior thereto.

2.2 SELLER shall hold COMPANY harmless from and against all liabilities appertaining to the BUSINESS due on or before September 30, 2000, unless otherwise stipulated in this AGREEMENT.

         SELLER assumes the liability concerning software orders, 3 PC's, final investment for Engel VI including the air conditioning tool, outstanding investments for the Galvanic business in ventilation, TUV inspection and tools up to a maximum of DM 292.500,00 incl. V.A.T. as per a corresponding statement (EXHIBIT K 2.2).

         SELLER shall reimburse COMPANY immediately for salaries and wages for the month of September becoming due in October to the extent not already paid, in accordance with a proper invoice.

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2.3      The tools manufactured by the COMPANY until September 30, 2000 have partly not yet been invoiced and invoices in that respect have been paid only to a limited degree. The parties agree that the difference between paid expenses and payments received as of the SPIN-OFF DATE will amount to app. DM 1.500.000. In case this difference amounts to more than DM 1.500.000 COMPANY shall reimburse SELLER any surplus amount. In case the difference is less than DM 1.500.000 SELLER shall reimburse COMPANY any DM of the shortfall, however not more than DM
         500.000. The respective payment shall be due immediately and payable within 10 days of receipt of a corresponding invoice plus V.A.T. as agreed upon between the parties.

2.4 Parties agree that as a result of the spin-off the agency agreement with Fa. Holczl Automotive GmbH did not transfer to COMPANY but remained with SELLER; consequently, COMPANY is free to agree on a new contract with Fa. Holczl Automotive GmbH. SELLER shall effect to COMPANY a one time payment in the amount of DM 2.200.000 in accordance with a proper invoice, and the COMPANY in return shall hold SELLER harmless from and against any and all duties from and in the context with the agency relationship with Fa. Holczl Automotive GmbH with respect to the BUSINESS. In case Fa. Holczl maintains the agreement with the COMPANY and the SELLER, the parties undertake to treat one another as if the agreement had been split up between them.


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                                   ARTICLE III

3.       Representations, Warranties, Indemnification

BUYERS as managers of the BUSINESS are well aware of any and all aspects of the BUSINESS and the status of affairs of the COMPANY. Given this background SELLER makes the following representations and warranties:

3.1 With respect to the COMPANY, SELLER warrants to BUYERS:

         a. The COMPANY is duly organized and registered in the commercial register of the Court of Registration in Munchen under HR B 132294 (Exhibit C.); the COMPANY is validly existing and in full compliance with the articles of incorporation. The QUOTAS are fully paid up to the amount of EURO 25.000, reduced only by the incorporation expenses.

         b. SELLER has acquired the QUOTA on September 29, 2000, to the notarial deed no. ______ of the officiating notary public, and thus is the lawful owner of the QUOTA - the QUOTAS upon division for purposes of the sale - and is fully entitled to freely dispose of them. The QUOTAS are free of rights of third parties and unencumbered.

         c. The COMPANY has no direct or indirect equity investment in any other corporation or partnership.

         d. The COMPANY has until the SPIN-OFF DATE not operated any active business, and the stated capital of the COMPANY as per the SPIN-OFF DATE amounts to at least EURO 25.000 reduced by the founding expenses.

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 3.2     With respect to the spin-off according to the DEED, SELLER represents and warrants to BUYERS:

         a. No book value continuation (Buchwertverknupfung) takes place between SELLER and COMPANY.

         b. For the time between the SPIN-OFF DATE and the registration of the spin-off in the commercial register it shall be secured that the business of the spun-off BUSINESS shall exclusively be handled by the management of the COMPANY and any and all dispositions concerning assets of the BUSINESS shall only be effected by or with the consent of the COMPANY.

         c. As a result of the spin-off no bank or exchange liabilities were transferred from SELLER to the COMPANY.

         d. As a result of the spin-off no potential claims of the former owners of the Gerhardi business prior to the acquisition by LYDALL HOLDING have been transferred to the COMPANY.

         e. As a result of the spin-off no potential claims of the former owners of the Gerhardi business prior to the acquisition by LYDALL HOLDING have been established against BUYERS.

         f.       deleted

         g. SELLER shall be liable for all taxes and social insurance payments allocable to the BUSINESS until the SPIN-OFF DATE. This shall in particular apply to taxes until the SPIN-OFF DATE, which are only assessed by later tax inspections, employee income tax inspections, VAT inspections or health insurance inspections.

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 3.3     With respect to the real property transferred under the DEED, SELLER represents and warrants:

         a. SELLER transferred to the COMPANY the following real estate in Ludenscheid and Ibbenburen, registration in the various real estate registers pending:

                  Ludenscheid
                  Real property located at Schlittenbacher Str.2, Breslauer Str. 39, 43 and Mittelstr. 2 in 58515 Ludenscheid, buildings, District Ludenscheid Stadt, parcels of land 11, 9, 132, 131, 156, 102/8, 157, 160 and 159 according to the land register folio 1813 - Exhibit K 3.3 a I) - the "LUDENSCHEID PROPERTY".

                  Ibbenburen
                  Real property located at St. Josephs Str. 101, 111 and Witten Riehe in 49479 Ibbenburen, buildings (District Ibbenburen, parcels of land 26 and 74 according to the land register folio 7288 and parcels of land 94, 95, 27, 28 and 73 according to the land register folio 0635 - Exhibit K 3.3 a II) - the "IBBENBUREN PROPERTY".

                  The IBBENBUREN PROPERTY and the LUDENSCHEID PROPERTY are jointly referred to as the "REAL PROPERTY".

                  The parties are aware of the status of the respective real estate registers. The REAL PROPERTY are encumbered as follows, in particular in Section III

                  Mortgage in the amount of DM 11,000,000.00 registered in the real estate register of Ludenscheid folio 1813, current no. 7 in section III in favor of Deutsche Bank Ludenscheid, which mortgage shall remain registered to the benefit of the COMPANY for ist own

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                  purposes. BUYERS shall negotiate in that respect with
                  Deutsche Bank Ludenscheid.

                  Real estate register of Ibbenburen, folio 7288, current no. 5, section III: a mortgage in the amount of DM 50.000 in favor of Karl Lohmann KG, transferred to Stadtsparkasse Ibbenburen, as well as a further mortgage in the amount of DM 350.000 in favor of Stadtsparkasse Emsdetten, transferred to Stadtsparkasse Ibbenburen;

                  Real estate register of Ibbenburen, folio 0635, current no. 1
                  - 10, altogether 10 mortgages in the amount of DM 120.000 each, in favor of Gerhardi & Cie GmbH & Co KG.

                  The parties agree that SELLER does not hold the underlying mortgage documents, however most likely these are with the former owners of the Gerhardi business respectively the Stadtsparkasse Ibbenburen. SELLER undertakes to adequately participate in the warranted cancellation of these mortgages.

         c. SELLER excludes any liability with respect to REAL PROPERTY of the COMPANY. BUYERS expressly confirm to be fully aware of the state of the Real Property with respect to any environmental issues.

         d. SELLER disclosed the contract to be signed with the City of Ludenscheid regarding a piece of land of app. 60 m in length and 0,2 - 0,5 m width Exhibit K 3.3.d ; COMPANY shall be responsible for any rights and obligations in that respect.

                                   ARTICLE IV

 4.      Indemnification in case of breach of representations and warranties

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 4.1     In case of a breach of the representation and warranties under Article
         3.1.a and b. SELLER shall indemnify BUYERS for the damage or loss occurred through relying on the correctness of the respective representation or warranty, however not more than the amount equal to the interest in the performance of this AGREEMENT.

 4.2 In case of a breach of the representation and warranties under Article 3.1.c. and d., 3.2.a. and b. and 3.3.a. and b. SELLER shall put COMPANY in a position as if no case of a breach of the respective representation or warranty had occurred.

 4.3 In case of a breach of a representation or warranty under Article 3.2.c. - g. SELLER shall hold COMPANY harmless.

 4.4     As a prerequisite to any indemnification claim under Articles 4.1 and
         4.2 BUYERS respectively the management of the COMPANY must have allowed SELLER an adequate period of time of one month to remedy the breach.

 4.5 Any further or additional remedies other than the one stipulated in Articles 4.1 through 4.3, in particular the right to rescind from the AGREEMENT or damage claims, are expressly excluded, unless a case of tortious acts exists.

 4.6 Any indemnification claims shall be time barred one year following the date of this Deed. In case of a breach of the representation or warranty under Article 3.2.g. claims shall be time barred 6 months following the unappealability of the respective order.

                                    ARTICLE V

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 5.      Third Party Claims

 5.1 BUYERS and COMPANY shall allow SELLER to review the books and records of the COMPANY and shall supply to SELLER all information necessary for SELLER to safeguard its interests. SELLER shall be allowed to participate in inspections/audits of the COMPANY for periods prior to December 31, 2000; the same shall apply to administrative proceedings and court proceedings.

 5.2 If any action, suit, proceeding, claim, liability, demand or assessment, in particular tax assessment, shall be asserted against BUYERS in respect of which BUYERS propose to demand indemnification, BUYERS shall notify SELLER within a reasonable period of time after assertation thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of BUYERS, and an explanation of the BUYERS' contentions and defenses with as much specificity and particularity as the circumstances permit. The failure of BUYERS to give such notice shall not relieve SELLER of its obligation under this section if BUYERS shall have demonstrated that:

                  (i) they acted in good faith and without unreasonable delay, and

                  (ii) SELLER shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or third party having liability therefor, SELLER shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, (and, subject to the prior approval of BUYERS which shall not be unreasonably withheld) compromise or settle any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel.

                           If SELLER shall have exercised its right to assume
                  such control, BUYERS:

                  (a) may, in their sole discretion and expense, employ counsel to represent them (in addition to counsel employed by SELLER) in any such matter, and in such event counsel selected by SELLER

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                  shall be required to cooperate with such counsel of the
                  BUYERS in such defense, compromise or settlement for the purpose of informing and sharing information with the BUYERS; and

                  (b) shall, at their own expense, make available to SELLER those employees of the COMPANY whose assistance, testimony or presence is reasonably deemed by SELLER necessary or beneficial to assist SELLER in evaluating and in defending any such action, claim, suit, proceeding, liability, demand or assessment.

                  Any such access shall be conducted in such manner as not to interfere unreasonably with the operations of the businesses of the COMPANY, and it being understood that SELLER shall be responsible for any travel expenses incurred by the COMPANY for its employees as part of such undertaking for the benefit of SELLER.

5.3 With respect to the environmental issues concerning the IBBENBUREN PROPERTY as dealt with in the draft agreement under public law (offentlich rechtlicher Vertrag) between the Kreis Steinfurt and the COMPANY concerning certain action with respect to clean-up and safeguarding of the property, COMPANY shall accept full responsibility externally and inter partes, and shall reimburse SELLER in case SELLER is being held responsible by any competent public authority for safeguarding and/or clean-up measures. The COMPANY shall remain responsible for the consumption of the above mentioned agreement. The status of the contamination has been established in an expert assessment by Dr. Friedhelm Hug - Exhibit K 5.3. - as well as the means for safeguarding.

5.4 With respect to any and all of the above mentioned circumstances, BUYERS herewith appoint the appeared at 2.1, Christoph Huberty, to act as their attorney-in-fact and represent any and all claims, rights, etc. on behalf of BUYERS towards SELLER including the right to be serviced documents and to be the recipient of statements and declarations.

                                   ARTICLE VI

 6.      Economic Ownership

 6.1 The Parties to this AGREEMENT agree that economically the COMPANY shall be the owner of the BUSINESS already during the time between the SPIN-OFF DATE and the time of registration of the spin-off in the commercial register, and that the Parties shall do all that is necessary in order to achieve that attribution of ownership.

 6.2 The step-up of the values of the assets transferred to the COMPANY by way of the spin-off has been effected upon initiative of BUYER and their tax advisors.

 6.3 Immediately prior to the notarization of this Deed the former management of the COMPANY was terminated, released from its duties and replaced by new management by way of a resolution. Likewise, it has been resolved a change of the corporate seat to Ludenscheid and the new firm name Gerhardi Kunststofftechnik GmbH. BUYERS undertake to immediately file these changes for registration in the competent commercial register.

 6.4 The Parties further agree that by way of the spin-off of the BUSINESS a transfer of all assets and contractual relationships was intended, which were exclusively allocable to the BUSINESS. In case that following the spin-off there are additional assets belonging to the BUSINESS and mandatory for the continued operation of the BUSINESS but not part of transaction under the DEED, the Parties shall agree on procedures to transfer these assets and contractual relationships taking into account the spirit of the transactions; this shall apply vice versa in case assets and/or contractual relationships were transferred, which did not belong to the BUSINESS but are mandatory for the continued operation of the MEINERZHAGEN BUSINESS.

 6.5 SELLER undertakes to immediately provide any necessary confirmation from third parties with respect to the transfer of the licenses according to Section 2.2.d of the DEED.

6.6 SELLER discloses to BUYER and COMPANY that the insurance contracts listed in Exhibit 2.2.f were terminated; BUYER and COMPANY undertake to review the continuation of the insurance contracts for the BUSINESS in their own responsibility.


                                   ARTICLE VII

 7.      Expenses, Taxes, Confidentiality

 7.1 The cost of the notarization shall be borne by SELLER. Each party shall bear its own cost and the cost of its advisors.

 7.2 SELLER shall bear any possible real estate transfer taxes that may become due through the execution of this Deed. The Deed does not cause any VAT liability; nevertheless parties agree that in such a cases the statutory provisions regarding the tax debtor shall be applicable also for internal purposes. All amounts stated in this AGREEMENT are net amounts. BUYERS shall bear any personal taxes. Regarding the internal relationship of the parties SELLER shall not bear any further taxes.

 7.3 BUYERS are jointly and severally liable for compliance with any and all personal obligations and liabilities arising out of or under this AGREEMENT.

 7.4 BUYER, COMPANY and SELLER are obliged to keep secrecy regarding business secrets, profit margins and similar issues of confidentiality of the respective other party towards third parties.

                                  ARTICLE VIII

 8.      Venue, Choice of Law, Language

 8.1     Legal venue shall be Ludenscheid.

 8.2 This AGREEMENT shall be subject to and interpreted under the laws of Germany.

 8.3 This Deed has been translated into English for convenience purposes. Only the German version is binding upon the Parties.

                                   ARTICLE IX

 9.      Miscellaneous

 9.1 The EXHIBITS to this AGREEMENT are an integral part of this AGREEMENT. For purposes of this AGREEMENT, any information or declaration given in this AGREEMENT or any EXHIBIT thereto shall be deemed to provide sufficient disclosure for the whole AGREEMENT.

 9.2 If any provision of this AGREEMENT is determined to be void or becomes invalid or unenforceable that shall not affect the enforceability with respect to the remaining provisions. The Parties shall agree to a valid provision in lieu of the invalid provision, such valid provision to be commercially as similar as possible to the invalid provision. The same shall apply to omissions.

 9.3 Any changes or amendments of this AGREEMENT must be made in writing, unless notarization is required by law. The written form requirement may only be waived in writing.

This Deed with Appendices was read to the appeared, was approved by them and signed by them and the notary public in their respective personal handwriting as follows: